Exhibit 3.7

State of Delaware Secretary of State Division of Corporations Delivered 07:34 PM 10/28/2003 FILED 04:29 PM 10/28/2003 SRV 030691950 ~ 3720727 FILE

CERTIFICATE OF FORMATION

OF

BROCADE COMMUNICATIONS SYSTEMS SKYPORT LLC

This Certificate of Formation of Brocade Communications Systems Skyport LLC is being duly executed and filed by Jodi B. Fedor as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101 et seq.).

First: The name of the limited liability company is BROCADE COMMUNICATIONS SYSTEMS SKYPORT LLC.

Second: The address of the registered office of the Limited Liability Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its Registered agent at such office is The Corporation Trust Company.

In Witness Whereof, the undersigned being the individual forming the Company, has executed this Certificate of Formation this 28th day of October, 2003.

By:	/s/ Jodi B. Fedor
Jodi B. Fedor, Ellman Burke Hoffman & Johnson
Authorized Person